EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                     CONSOLIDATED GRAPHICS TO ACQUIRE STORTERCHILDS
                       PRINTING COMPANY IN GAINESVILLE, FLORIDA

     HOUSTON, TEXAS - December 8, 1997 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire StorterChilds Printing Company, Inc. of Gainesville, Florida in a stock-for-stock transaction. With the acquisition of StorterChilds, Consolidated Graphics makes its entry into the attractive Florida printing market. StorterChilds, founded almost 50 years ago, is an award-winning printing company and one of the leading commercial printers in Central Florida.

     StorterChilds Printing Company's management team of John Childs and Jim Storter will continue to lead the company after the transaction is completed. Commenting on the announcement, Childs said, "Our company has been successful because we consistently provide our customers superior service and the highest quality color products. With Consolidated Graphics, we join a premier group of companies that share our dedication to customer service and an organization with the resources to help us grow and prosper in the future. This is a great opportunity for our employees and our company to join the industry leader."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "The addition of StorterChilds is a very positive first step into an important U.S. printing market and we look forward to working with John Childs, Jim Storter, and their dedicated employees on ways to further strengthen their market position in Central Florida."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of this acquisition Consolidated Graphics will have 27 companies with annualized revenues in excess of $260 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.